Highwater Ethanol, LLC

Volume 3, Issue 9

Investor Update

December 2011





Check for updates

and future newsletters

on our website:

www.highwaterethanol.com

Contact Information:

24500 US HWY 14
PO Box 96
Lamberton, MN 56152

Phone: **507.752.6160**
Toll Free: **888.667.3385**
Fax: **507.752.6162**

E-mail:
info@highwaterethanol.com

From the Board Chair...



We are pleased to announce that we have signed a non-binding letter of intent with Butamax to explore the potential of producing biobutanol at our facility. The board of directors along with management has been in discussions with Butamax for several months and has decided that this is an opportunity which could have benefits for our investors.

Therefore we have entered into this letter of intent to begin the process of working toward a plan to retrofit our facility for production of biobutanol. Butamax is a joint venture between BP and DuPont. Both of these companies bring a wealth of knowledge and experience in both the chemical and auto fuels production and marketing industries. I have been asked how retrofitting our facility would affect our suppliers and customers. We expect that most of the changes would occur inside the facility and would not be visible. We would still be buying corn and selling DDGs. Our staff would remain the same. While we work through design, permitting, and retrofitting we would expect to continue to produce ethanol. Our goal would be to also retain the ability to convert back to ethanol production if that became necessary.

Your board of director continues to explore changes and technologies in the bio-fuels industry that could enhance the bottom line for investors in Highwater Ethanol. We strive to adapt changes that will bring the highest return to our investors. That might be through higher efficiency, lowering cost of production, or producing higher value products. Butamax brings technology that may help us realize these goals.

The staff at Highwater Ethanol has continued to do a great job. We have been maintaining our production levels. Margins have been positive. The last few months have been very profitable. We have been making great strides in retiring construction debt.

Thank you for your interest in Highwater Ethanol. Your board of directors welcomes your calls and questions. Our task is to represent your best interest.

I would like to take this opportunity to wish each of you a Blessed Christmas Season and a profitable New Year!

Sincerely,

David Moldan
Chairman





Highwater Ethanol Highlights from your CEO/GM

As I write this for our Fall/Winter 2011 news letter we have completed our 2nd full year of operation at Highwater Ethanol, LLC. The ethanol industry continues to follow the commodity markets and it has been a year filled with its ups and downs.

During Highwater Ethanol, LLC's fiscal year from November 1st, 2010 – October 31st, 2011 we ground approximately 18,962,000 million bushels of corn while producing approximately 54,971,000 million gallons of denatured ethanol. We also produced approximately 141,000 tons of DDGS and approximately 12,277 tons of Modified DGS. The production numbers are above our projection in gallons produced, and right on our projected numbers for tons of DDGs. What do the numbers look like from the efficiencies stand point?

The breakdown for Highwater Ethanol Guarantee for operations and how we are operating:

	How we are operating	Guarantee
Denatured ethanol per bushels	2.899	2.8
Electricity Kw hours used per gallon	.68	.75
Natural Gas BTU used per gallon	25,120 btu	34,000 btu
Gallon of water used per gallon produced	2.15	no guarantee/projected 3 – 4

We believe these numbers will remain stable. The quality of corn from this past harvest in 2011 and the continued plant efficiencies along with excellent employees has allowed your facility to become one of the most efficient facilities in the ethanol industry. We believe that these efficiencies will provide future benefits for our investor owners.

At the 3rd quarter ended July 31, 2011 Highwater Ethanol showed a net income of approximately $2.555 million dollars. As all of you know, we are unable to release any preliminary financial information prior to our 10-K filing for our fiscal year end October 31, 2011. I will tell you we are currently projecting a profitable year. With that said, Highwater Ethanol focus remains on debt reduction. This is the direction of the Highwater Ethanol Board of Governors and Highwater Ethanol Management; we believe this focus will allow Highwater Ethanol to remain competitive for years to come.

The 2012 Annual meeting for Highwater Ethanol, LLC will take place on Friday, March 2, 2012 at 9:30 a.m. at the Lamberton American Legion. Please mark your calendars! Annual Meeting information is included in this news letter.

VEETC ethanol tax credit: What's going on? How does it affect the ethanol industry? It appears that the US Federal policy on VEETC will end on December 31, 2011. The ethanol industry has worked hand in hand with Federal policy makers and we have agreed in concept that things needed to change. However, we do believe the end of the VEETC will have a minimal impact on the ethanol industry as long as the Renewable Fuel Standards 2 remains in place. We have seen the ethanol industry take some hits in the media and at the Federal level, we need to remain strong and steadfast on the advantageous that the ethanol and bio fuels industry has had in rural America.

As I have stated in prior new letters the ethanol industry is a maturing industry and will continue to have its growing pains. We at Highwater Ethanol, LLC are doing our best for you to ensure that we are ready for the future whatever it brings.

Continued on page 6



The Financial Side of Things

Happy Holidays everyone. It has been a good year for Highwater Ethanol. We have addressed and remedied covenants issues, paid down over $6 million in debt as of July 31, 2011, and have a projected profit for our tax year ending December 31, 2011. Our commitment to cash management remains a high priority to reduce or eliminate short term borrowing while paying down debt. We continue to follow our original model for the operation of the plant. It has worked well in the past and hopefully will for foreseeable future. We continually monitor and review other operation models in anticipation of market changes.

The accounting department again is gearing up for yearend. We are working through our yearend audit at the time of this letter. Our filing deadline for our fiscal year end information is January 31, 2012. If you have a computer and internet access you can access our SEC filings from the SEC Compliance tab of our website http://www.highwaterethanol.com/sec.htm. This site will have all our financial history along with other filings including information filing such as our recent tax letter.

Tax information will be handled similar to last year. You should have received a tax estimate letter by now. Your actual tax document (K1) is planned to be mailed by the end of January as in prior years. I want to thank our CPA firm Boulay, Heutmaker, Zibell & Co. P.L.L.P and our administration staff for making this possible.

As in prior years, please make sure to forward any updated contact information or other changes including address to us so all documentation arrives in a timely manner and can be processed. Now is the time to ask any questions while we have time to make your needed changes.

Sincerely,

Mark Peterson
CFO

2012 Ethanol Related Events

Renewable Fuels Association Conference
February 22-24, 2012
Orlando, Florida

American Coalition of Ethanol
4th Annual Biofuels Beltway March
March 27-28, 2012
Washington DC

Fuel Ethanol Workshop and Expo
June 4-7, 2012
Minneapolis, Minnesota


June
July
May



Commodity Talk with Tom Streifel

Trading commodities is a constant learning process. The lesson learned this past summer is what price level rations demand. The US corn yield came in approximately 16 bushel below trend this year, on top of being approximately 10 bushel below trend last year and yet the market place was able to make the tight supplies work. The US corn carry-out number is small, but not nearly as small as feared just a few months ago. So, the trade learned that $7.00 plus corn is tough to sustain, while we learned several years ago that sub $4.50 corn, for example, will not net sufficient production. For the short term, the market has settled into a sideways trading range with $6.00 as the futures pivot price. I suspect we will see a sideways market for a few more weeks and then we look forward to the perennial early weather forecasts, which have the same odds as a coin toss. One item that has helped ethanol plants is that natural gas prices are the lowest in years. The last time natural gas was this cheap during this time of year was 2001, and crude oil was trading at around $29 whereas it has been flirting with $100 lately. Highwater uses approximately 120K dekatherms per month of natural gas. Every dollar lower saves about $120K per month. Natural gas was approximately $.80 higher a year ago than today and it was around $2.50 higher two years ago than today's quote. Crush margins followed a typical pattern in 2010-11 with the spring months being lean and the fall months netting attracting returns. Thus far, the 2011-12 outlook is following a similar pattern. The unknown as we enter into 2012 is the elimination of the VEETC credit and its impact on the demand for ethanol. A year from now we can write about the lesson we learned from that experience.

The regional fall harvest witnessed near ideal weather, which has made our jobs easier; from the scale operator who can much easier run trucks through (less testing) to the plant operations who do not have to worry about toxins and to my desk via the good quality corn is reflected in our distillers product. Highwater continues to work with RPMG as our ethanol marketer, CHS as the marketer of our dry distillers and the procurement of corn through Meadowland Coop. Management continues to monitor these agreements and their effectiveness. Thus far and for the foreseeable future, these agreements appear to be the best fit for our business.

Highwater Ethanol, LLC 2012 Annual Meeting Preliminary Agenda

1. Welcome & Call to Order: David Moldan, Chairman and Brian Kletscher, CEO
2. Rules of Conduct/Proof of Notice of Meeting/Report on Quorum: Warren Pankonin
3. Proposals: Mandy Hughes, Brown/Winick

   Proposal #1: Election of three governors. Standing for election are incumbent governors George Goblish, Warren Pankonin, Luke Spalj.

4. Voting on Proposals: David Moldan, Chairman
5. Report by Chairman: David Moldan
6. Overview of Operations: Brian Kletscher, CEO
7. Presentation of Financial Statements: Mark Peterson, CFO
8. Election Results

Nominations for Board of Governors: Standing for election are incumbent governors George Goblish, Warren Pankonin, Luke Spalj.

Nominations

Nominees for elected Governors must be named by: a) the current Governors; b) a Nominating Committee established by the Governors; or c) through nomination by a Member entitled to vote in the election of Governors. The Company has established a Nominating Committee, which operates under a charter adopted by the Board of Governors in November 2009. Pursuant to the Nominating Committee's charter, the Nominating Committee's role is to recommend candidates for election to the Company's Board of Governors.

Members are entitled to nominate persons to be elected Governors of the Company. Section 5.3(b) of the Company's Member Control Agreement requires written notice of a member's intent to nominate an individual for governor must be given not less than 45 calendar days nor more than 90 calendar days prior to the 2012 Annual Meeting. The 2012 Annual Meeting will be held on March 2, 2012, the members must submit nominations for governor no earlier than December 4, 2011 and no later than January 18, 2012. These are the dates the Company will therefore use in determining whether nominations by Members were timely made.

Any notice submitted to the Secretary by a Member nominating a person as an elected Governor must include the following:

1) the name and address of record of the Member who intends to make the nomination;

2) a representation that the Member is a holder of record of Units of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

3) the name, age, business and residence addresses, and principal occupation or employment of each nominee;

4) a description of all arrangements or understandings between the Member and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the Members;

5) such other information regarding each nominee proposed by such Member as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and

6) the consent of each nominee to serve as a Governor of the Company if so elected.

Continued from page 2

Highwater Ethanol supports the move from E10 blend to E15 blend; we believe the ethanol industry can respond to meeting the higher blend rates. We believe this potential higher blend rate goes well with the Federal Government thoughts on increasing energy security, creating U.S. Jobs, reducing transportation costs to everyday Americans, and improving the environment by displacing gasoline with low- carbon ethanol. We encourage you to contact your Federal representatives to continue to voice your opinions on the renewable fuels industry, which will continue supplying this nation with a dependable source of renewable energy.

Highwater Ethanol and Butamax: As all of you know a Letter of Intent was signed with Butamax. This will allow Highwater Ethanol to work towards definitive agreements with Butamax to produce biobutanol. Our strategy: Highwater Ethanol believes this will fit well into our long term plan as it will offer the opportunity to be on the cutting edge of next generation biofuels production; that fits very well with the current ethanol industry. The production of biobutanol will allow operations to remain consistent with our business model, to produce a renewable biofuel with the efficiencies that we currently pride our ethanol production on. These efficiencies will allow Highwater Ethanol the opportunity that every facility looks for in production of biofuels. We believe biobutanol production will enhance the biofuels industry as it fits very well with ethanol production.

We will be working with Butamax towards developing a scope of definitive agreements in the next 6 – 9 months. Our goal is to have the cost of manufacture competitive to ethanol on an energy equivalent basis; however what is more important is the production of butanol will provide sustainable improvement to our margins.

The initial retrofit activities are expected to begin in early 2013 and initial commercial production in 2014. Chemical based butanol is currently used in a number of chemical applications but its potential as a replacement for fossil based auto fuels has been known for decades. Up until now, there has not been a cost competitive commercial process to make biobutanol. The target market for our butanol production will be the automotive fuels market. The definitive agreements are expected to include an off take agreement assuring the end use of butanol.

Our Mission Statement: To successfully build and operate an ethanol facility, which will be profitable to our investor owners, while contributing to the economic growth in the region. Every time your Board of Governors meets this is in front of them, it remains a focus of your management team. We will do our BEST to make you our member owners proud of Highwater Ethanol, LLC.

Changes are coming to our web site in the future as our staff continues to work on the potential changes to our web site. We know there needs to be a place to go for information on Highwater Ethanol and also commodity information and related items. We are hopeful changes can be completed by spring 2012.

Our management team in place consist of; Mark Peterson, CFO, Greg Bergeron, Plant Manager, Tom Streifel, Risk/Commodity Manager, Matt Lenning, Operations Manager, Jon Osland, Maintenance Manager, Lisa Landkammer, Lab Manager and Shane Rasset, EHS Manager. We have positioned our team to be successful in the ethanol industry.

From our Board of Governors and the employees at Highwater Ethanol, LLC we wish everyone a safe and blessed Holiday season!

We will take care of the present as we focus on the FUTURE!

Brian Kletscher
CEO/GM

THE MONTH AFTER CHRISTMAS

Twas the month after Christmas, and all through the house,
Nothing would fit me, not even a blouse.
The cookies I'd nibbled, the eggnog I'd tasted
at the holiday parties had gone to my waist.

When I got on the scales, there arose such a number!
When I walked to the store (less a walk than a lumber).
I'd remember the marvelous meals I'd prepared;
The gravies and sauces and beef nicely rared,
The wine and the rum balls, the bread and the cheese
And the way I'd never said, "No thank you, please."

As I dressed myself in my husband's old shirt
And prepared once again to do battle with dirt---
I said to myself, as I only can
"You can't spend a winter disguised as a man!"

So--away with the last of the sour cream dip,
Get rid of the fruit cake, every cracker and chip
Every last bit of food that I like must be banished
"Till all the additional ounces have vanished.

I won't have a cookie--not even a lick.
I'll want only to chew on a long celery stick.
I won't have hot biscuits, or corn bread, or pie,
I'll munch on a carrot and quietly cry.
I'm hungry, I'm lonesome, and life is a bore---

But isn't that what January is for?
Unable to giggle, no longer a riot.
Happy New Year to all and to all a good diet!

-Author Unknown

HIGHWATER ETHANOL, LLC
24500 US HIGHWAY 14
PO BOX 96
LAMBERTON MN 56152



Happy Holidays from the
Highwater Ethanol
Board of Directors,
Management
and Staff



Highwater Ethanol, LLC
Annual Meeting
Friday, March 2, 2012
9:30 a.m.
Lamberton Legion,
Lamberton, MN